P R E S S R E L E A S E
Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS FORMS ENERGY DIVISION; ACQUIRES INTEREST IN OKLAHOMA PROSPECT

SAN ANTONIO, Texas -- May 17, 2006 _ Analytical Surveys, Inc. (ASI) (Nasdaq: ANLT), today announced the formation of a new division focused on the further development of ASI's oil and gas business.

The ASI Energy Division will focus on the expansion into high-quality production and development opportunities that include proven reserves within seller operated properties and, initially, non-operating working interest investments. Lori Jones, CEO, said, "The creation of a separate division dedicated to the energy sector will enable us to more effectively focus our efforts and project a clearer image within the energy marketplace."

The Company also announced that its Energy Division has entered into a Purchase and Sale Agreement with Arapahoe Resources, LLC, whereby ASI was assigned 80% of an 80-net-mineral-acre interest under a 640-acre drilling and spacing unit located in Oklahoma. The assignment effectively provides ASI with a working interest in the proposed drilling unit. Also under the agreement, ASI has agreed to participate with its interest in the drilling and completion of an initial well that will be operated by Range Resources Corporation (NYSE: RRC).

Don Fryhover, ASI's recently appointed Senior Vice President, said, "Within the new division, we are pursuing strategic collaborations and opportunities with several independent oil and gas companies. We are excited about the quality of the prospects we are evaluating and the obvious potential within the energy sector. The assignment purchased through Arapahoe and the association created with an operator of Range Resources caliber, is an example of the quality of deals we are reviewing."

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. The Company is in the process of expanding its business into the energy sector. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.